EXHIBIT 5.6

Bell, Boyd & Lloyd LLC

70 West Madison Street, Suite 3300

Chicago, IL 60602-4207

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Re:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

We have acted as special Illinois counsel to HACO, Inc., an Illinois corporation (the “Illinois Subsidiary”), which is a direct wholly-owned subsidiary of United Agri Products, Inc., (the “Company”), in connection with a Registration Statement on Form S-4 (File No. 333-111710) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, together with the amendments thereto filed through the date hereof, being referred to as the “Registration Statement”) by the Company and the guarantors listed therein (the “Guarantors”), including the Illinois Subsidiary. The Registration Statement relates to the Company’s proposed offer to exchange up to $203,500,000 principal amount of the Company’s 8 ¼% Senior Notes due 2011 that have been registered under the Securities Act (such notes, the “Exchange Notes”), which Exchange Notes will be guaranteed (the “Guarantees”) by each of the Guarantors, for a like principal amount of the Company’s outstanding 8 ¼% Senior Notes due 2011 (the “Old Notes”), which Old Notes have also been guaranteed by each of the Guarantors.

In such capacity we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the following:

1. the Registration Statement;

2. a copy of the Indenture dated as of December 16, 2003 (the “Indenture”), among the Company, the Guarantors and JPMorgan Chase Bank, as trustee, and the Guarantee of the Illinois Subsidiary included therein;

3. the articles of incorporation of the Illinois Subsidiary as currently in effect;

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

4. the by-laws of the Illinois Subsidiary as currently in effect;

5. copies of the executed Unanimous Written Consent of the Directors of the Illinois Subsidiary, dated December 11, 2003, relating to the Indenture and the Guarantee of the Illinois Subsidiary included therein and the other transactions contemplated by the Registration Statement; and

6. certificates of the Illinois Secretary of State, dated November 24, 2004, to the effect that the Illinois Subsidiary is duly incorporated and existing under the laws of the State of Illinois, and is in good standing and duly authorized to transact business in the State of Illinois (the “Good Standing Certificate”).

In preparing this opinion, we have relied without independent verification as to matters of fact material to this opinion upon the statements, certificates and representations of officers, employees and other representatives of the Illinois Subsidiary, including but not limited to the representations in the Indenture and the Guarantee included therein.

For purposes of our opinion, we have relied, without investigation, upon the assumption that:

(a) Each document submitted to us for review is accurate and complete and each document that is an original is authentic;

(b) Each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine and each certificate issued by a governmental official, office or agency concerning a person’s status, including but not limited to certificates of corporate existence, is accurate, complete and authentic; and

(c) All official public records (including their proper indexing and filing) are accurate and complete.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and exceptions set forth or incorporated herein, we are of the opinion that:

1. The Illinois Subsidiary is a corporation incorporated, validly existing and in good standing under the laws of the State of Illinois, and has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee included therein.

2. The issuance of the Guarantee of the Exchange Notes by the Illinois Guarantor has been duly authorized by all necessary corporate action on the part of the Illinois Subsidiary.

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

3. The execution, delivery and performance of the Indenture and the Guarantee of the Illinois Subsidiary included therein do not and will not violate the articles of incorporation or bylaws of the Illinois Subsidiary.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to (i) securities, blue sky and similar laws, rules and regulations and judicial and administrative interpretations thereof, and (ii) antitrust, unfair competition, and similar laws, rules and regulations and judicial and administrative interpretations thereof.

(B) In rendering the opinions set forth in foregoing paragraph 1 above as to existence and good standing, we have relied solely upon an examination of the articles of incorporation of Illinois Subsidiary, certified by the Secretary of State of the State of Illinois and the Good Standing Certificate.

We are members of the Bar of the State of Illinois and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Illinois, and we assume no responsibility as to the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction.

We express no opinion as to what law might be applied by any court to resolve any issue addressed by our opinions and we express no opinion as to whether any relevant differences exist between the laws upon which our opinions are based and any other laws which may actually be applied to resolve the issues which may arise under the Registration Statement or the Indenture. The manner in which any particular issue would be treated in any actual court case would depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

This opinion speaks only as of the date hereof. We have no continuing obligations to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof or to update this opinion in any other manner whatsoever.

This opinion is being rendered at the request of the Company in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel for the Company.

We hereby consent to the filing of this opinion as Exhibit 5.6 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the Commission thereunder.

Very truly yours,

/S/    BELL, BOYD & LLOYD LLC

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